Exhibit 10.18

LICENSE AGREEMENT

BETWEEN

NAVY PIER, INC. (“LICENSOR”)

AND WINDY OF CHICAGO LIMITED

(“LICENSEE”)

TABLE OF CONTENTS

ARTICLE 1.	GRANT OF LICENSE	1
1.1	Grant of License; Acceptance of Dock Space “As Is”; Certain Conditions	1
1.2	Non-Exclusive, Limited Purpose/Operating Rights	2

ARTICLE 2.	TERM, TERMINATION FOR CONVENIENCE; RELOCATION	3
2.1	Term; Option to Renew	3
2.2	Termination for Convenience	4
2.3	Relocation	4

ARTICLE 3.	FEES; LETTER OF CREDIT; REPORTING REQUIREMENTS	5
3.1	Annual License Fee; Annual Percentage Fee	5
3.2	Security Deposit/Letter of Credit	7
3.3	Reporting Requirements	7
3.4	Navy Pier Facility Fee	10

ARTICLE 4.	INSURANCE AND INDEMNIFICATION	10
4.1	Insurance Requirements	10
4.2	Indemnification	12

ARTICLE 5.	ALTERATIONS AND IMPROVEMENTS; MAINTENANCE AND OTHER OBLIGATIONS OF LICENSEE	12
5.1	Alterations and Improvements by Licensee; Maintenance	12
5.2	Payment of Utilities and Taxes	13
5.3	Refuse and Waste Oil Disposal by Licensee	13

ARTICLE 6.	EVENTS OF DEFAULT; REMEDIES	14
6.1	Events of Default; Remedies	14
6.2	Remedies Cumulative	15
6.3	Right Not To Declare Default	15

ARTICLE 7.	USE OF MPEA’S INTELLECTUAL PROPERTY; ADVERTISING AND MEDIA	16
7.1	Intellectual Property	16
7.2	Sponsorships/Marketing	16

ARTICLE 8.	PARKING	17
8.1	General Parking Provisions	17

ARTICLE 9.	MISCELLANEOUS	17
9.1	Non-Discrimination	17
9.2	Notices	18
9.3	Liens and Encumbrances	18
9.4	Accord and Satisfaction	18
9.5	Non-Waiver	19
9.6	Right to Attorney and Other Fees and Costs	19
9.7	No Assignments, Pledges or Transfers	19
9.8	Condemnation	20
9.9	Cooperation Among Licensees; Conflicts and Disputes	20
9.10	Parties Bound and Benefited	20

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TABLE OF CONTENTS

9.11	Relationship of the Parties	20
9.12	Captions	20
9.13	Severability	20
9.14	Governing Law	21
9.15	Binding Obligation	21
9.16	Affidavit of Ownership	21
9.17	Amendment	21
9.18	Entire Understanding of the Parties	21
9.19	No Leasehold Interest	21
9.20	Counterparts	21
9.21	Exhibits	21

EXHIBITS

EXHIBIT A – DOCK SPACE

EXHIBIT B – ADDITIONAL REQUIREMENTS

EXHIBIT C – PERSONAL PROPERTY AUTHORIZED

EXHIBIT D – DISCLOSURE OF OWNERSHIP INTERESTS AFFIDAVIT

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LICENSE AGREEMENT

LICENSE AGREEMENT made and entered as of May 1, 2023 (the “License”), between the Navy Pier, Inc., an Illinois not for profit corporation (Licensor) and Windy of Chicago Limited, an Illinois Corporation (“Licensee”).

BACKGROUND

A. Licensor is the owner of the entertainment facilities known as Navy Pier®, located at 600 East Grand Avenue, Chicago, IL 60611 (“Navy Pier”).

B. Licensee desires to operate a one hundred forty-eight foot (148’) schooner, the “Tall Ship Windy” (the “Licensed Boat” at certain dock space on the South Dock of Navy Pier as more fully described on Exhibit A attached hereto (the “Dock Space”); and

C. Licensor wishes to grant Licensee the right to dock the Licensed Boat at Navy Pier’s South Dock throughout the new Term, as defined in Section 2.1 below, subject to the terms and conditions set forth below.

The parties therefore agree as follows:

ARTICLE 1. GRANT OF LICENSE

1.1	Grant of License; Acceptance of Dock Space “As Is”; Certain Conditions.

(a) The Licensor hereby grants to Licensee the limited right to use the Dock Space during the Term for the purpose of operating the Licensed Boat Cruises, educational cruises, and, except as otherwise provided for in this License, for no other purpose. Licensee must operate the Licensed Boats itself and shall not contract for the independent operation or management of the vessel. In addition to the terms and provisions set forth herein, Licensee agrees to be bound by the additional provisions contained in Exhibit B attached hereto.

(b) In addition to the rights granted pursuant to clause (a) above, the Licensor hereby grants to Licensee, its employees, contractors, suppliers, servicemen, other agents, employees, guests, patrons and invitees, the rights of access to Navy Pier, including ingress and egress to and from the Dock Space.

(c) As a condition to the granting of this License to Licensee, Licensee understands and agrees that all rights granted hereunder shall be subject, at all times, to all applicable zoning requirements and to all rules and regulations of Navy Pier, as in effect from time to time, and as established by the Licensor. Licensee agrees to comply with such rules, and shall require its guests, employees, vendors, patrons, invitees and passengers to be made aware of, and comply with, such rules, and shall post such rules in conspicuous locations on the Licensed Boats so as to provide notice that such rules and regulations exist. In addition, Licensee agrees to comply with all applicable laws, ordinances, rules and regulations of the United States, the State of Illinois, City of Chicago, and all of their respective agencies, including, but not limited to, the United States Coast Guard (the “Coast Guard”), with respect to the operation of the Licensed Boats at the Dock Space and on the surrounding waterways.

(d) Licensee hereby acknowledges that the Dock Space is in suitable condition for mooring and docking the Licensed Boats, that Licensor has made no other representations, warranties or statements as to the construction or condition of the Dock Space and that the execution of this License by Licensee shall constitute acceptance of the Dock Space in “as is” condition. Notwithstanding the foregoing, in the event any unsafe conditions arise as a result of the erosion of the Dock Space walls or any other reason, which make the area of the Dock Space unsafe for the general public, this shall be deemed a “major structural change” for which Licensee shall not be liable unless specifically caused by the negligence or misconduct of Licensee, its agents or employees.

(e) The License granted hereunder shall be subject to Licensee’s obtaining and maintaining, in good standing, at all times during the Term, as defined in Section 2.1 below, any and all necessary federal, state, city or other licenses, certificates, registrations or other documents necessary for the operation of the Licensed Boats and for carrying out Licensee’s operations under this License, including, but not limited to, a Certificate of Inspection, a Certificate of Documentation and all other vessel and operational licenses required by the Coast Guard, a Great Lakes Radio/Telephone License Certificate granted by the Federal Communications Commission, a State of Illinois registration or title; and a State of Illinois Passenger Boat License. In addition, Licensee hereby understands and agrees that the persons operating the Licensed Boat shall be obligated to obtain, and maintain, in good standing and in full force and effect, all licenses or certificates required by the Coast Guard, including, but not limited to, a Master’s license. Licensee shall furnish to the Licensor, upon request, copies of each and every license it is required by law to have in order to conduct its operations under this License. Failure to maintain required licenses, or to assure the persons operating the Licensed Boats have all required licenses, shall be deemed to constitute an Event of Default under this License.

(f) Notwithstanding anything contained in this License to the contrary and excepting the movement of Licensed Boat in the ordinary course of business, including repair, maintenance or storage, in the event that Licensee notifies the Licensor at any time during the Term that the Licensed Boat will be leaving the Dock Space or that the Licensee shall no longer be conducting business from the Dock Space or that Licensee will not be using the space for any specific period of time, then Licensor hereby reserves the right to use the Dock Space as it deems fit, and may, among other things, permit another boat to be stored (but not allowed to conduct business) at the Dock Space without further notice or obligation to Licensee.

(g) All rights not expressly granted to the Licensee under this License are reserved to the Licensor. The right to use the Dock Space is granted only for the Term and is subject to all of the terms and conditions of this License, including, without limitation, the Licensor’s right to relocate Licensee as provided in Section 2.3.

1.2	Non-Exclusive, Limited Purpose/Operating Rights.

(a) The License granted pursuant to Section 1.1(a) above, is a non-exclusive, limited license and privilege in common with others that the Licensor may from time to time authorize, to operate the Licensed Boat. The Licensed Boat: (i) is Coast Guard approved for a maximum of 150 passengers and 10 crew, as a sail boat which may be chartered or operate on a regularly published schedule; (ii) offers lake cruises and private charters, both day and night from Navy Pier; (iii) is the current boat in operation, known as Tall Ship Windy, any substitution of the current boat will need to be approved in advance by the Licensor.

(b) Licensee may take and provide passenger boarding photographs at the Dock Space. Licensee may sell or serve: beer, soft drinks, wine, hard liquor and bottled water. Licensee may also sell souvenirs (T-shirts, hats or other novelty items), and passenger photographs. Nothing herein will prevent catered, charter events from supplying their own liquor for service on board.

(c) Upon Licensor’s prior written consent and approval, Licensee may perform additional dockside maritime activities, provided, however, that Licensor shall have the right, in its sole discretion, to disallow any such other dockside maritime activities if such activity, in its judgment, interferes with Navy Pier events or the traffic, health or safety of Navy Pier patrons.

(d) Licensee understands and agrees that it shall not, without first obtaining the prior written consent of the Licensor, and if applicable, agreeing to pay an appropriate fee (in addition to the License Fee required hereunder), to be mutually agreed to by the parties, use the Dock Space other than as set forth herein. Moreover, (except in an emergency situation), Licensee shall not allow others to use the Dock Space to dock or conduct business, provided that nothing herein will prevent others from accessing the Dock Space to provide services to Licensee in connection with its operations.

(e) Licensee shall perform its operations under this License at its sole cost and expense and its operations and facilities, shall, at all times during the Term, be subject to general inspection by the Licensor or its authorized, designated representatives, to insure that satisfactory, quality services are being provided and that Licensee is in compliance with the terms and provisions of this License.

(f) At all times during the Term, Licensee agrees to use its best efforts to develop and conduct its business and its operations in such a manner and with such frequency (as shall be appropriate for the season in question) so as to optimize its Gross Receipts and thus the revenues payable to the Licensor through the Percentage Fee (as defined in Section 3.1 below).

(g) Any goods, wares, merchandise, equipment or other property which is stored by Licensee within or outside the Dock Space is stored at Licensee’s sole risk, and the Licensor shall not be liable to Licensee in any manner whatsoever for any loss which might occur.

ARTICLE 2. TERM, TERMINATION FOR CONVENIENCE; RELOCATION

2.1	Term; Option to Renew

(a) The Term of this License shall be for a period of five (5) years, commencing as of January 1, 2023, and ending December 31, 2027 (the “Term”). Each calendar year shall constitute one License Year.

(b) Licensee may also have an option to renew the Term for an additional five (5) year period, commencing January 1, 2028, and ending on December 31, 2032 (the “Renewal Term”), provided, however, that Licensee complies with the following:

(1) Licensee shall deliver to Licensor written notice of its desire to extend the License for the Renewal Term no later than January 1, 2027 (the “Renewal Request”).Receipt by Licensor of Licensee’s Renewal Request shall not automatically trigger the Renewal Term. The Renewal Request shall merely serve as notice to Licensor of Licensee’s desire to renew; and

(2) Licensee shall not be in material default under the License and no event or condition exists, which with the giving of notice or the passage of time, or both, would constitute an Event of Default during the last twelve (12) month period of the Term.

(3) Licensee’s Gross Receipts for the period from January 1, 2026 through December 31, 2026 (“the Renewal Determination Period”) exceeds the amount of the Percentage Rent Breakpoint for that year (the “Renewal Threshold Amount”).

(4) As soon as possible after the expiration of the Renewal Determination Period, Licensee shall insure that Licensor has all necessary documents and reports relating to its Gross Receipts evidencing that the Renewal Threshold Amount has been met for the Renewal Determination Period. Until such time as all information required to be obtained has been obtained, Licensor will reserve the discretion to grant or deny Licensee’s Renewal Request.

(5) If upon the expiration of the Renewal Determination Period the Licensor determines that it has received all necessary information and that Licensee has met the Renewal Threshold Amount referred to in clause (iii) above, the Licensor shall grant Licensee the right to renew the Term for the Renewal Term set forth in subparagraph (b) above.

(c) Licensee shall at the expiration of the Term, or any Renewal Term thereafter, if applicable, surrender the Dock Space, remove all personal property, and return the Dock Space to its condition as at the beginning of the Term of this License.

2.2	Termination for Convenience.

(a) Notwithstanding anything contained in this License to the contrary, either party may terminate this License at any time before the end of the Term by providing to the other party at least twenty-four (24) months prior written notice of its intent to do so. If the Licensee elects to act under this provision and provided the Licensor is not in default hereunder, then the License Fee hereunder shall continue to accrue until the later of the date set forth in the notice of termination to Licensor or the date on which Licensee vacates the Dock Space, and Licensee shall remain liable for payment of the accrued License Fee and any other amounts due and owing under the terms of this License through the termination date until paid in full. If Licensor elects to act under this provision and provided is not in default hereunder, then the License Fee hereunder shall continue to accrue until the date set forth in the notice for Licensee to vacate the Dock Space, and Licensee shall remain liable for payment of the accrued License Fee and any other amounts due and owing through the termination date under the terms of this License, until paid in full.

(b) Notwithstanding the foregoing, Licensee covenants that this provision shall not be exercised by Licensee to negotiate a license fee from the Licensor which is lower than the fee set forth herein or for the purpose of obtaining a lower license fee from a third party; and the Licensor covenants that this provision shall not be exercised by the Licensor to negotiate a higher license fee from Licensee than the fee set forth herein or for the sole purpose of obtaining a higher license fee from a third party.

2.3	Relocation.

(a) Licensor reserves the right, upon advance reasonable written notice, given no later than July 1 of the year prior to the year in which the relocation must occur, to require Licensee to relocate boats to other locations on Navy Pier.

(b) The relocation/construction related to the relocation is to be completed by May 1 of the following year.

(c) The Licensor will be responsible for the construction of the New Amenities built by a general contractor acceptable to Licensor in accordance with the design and criteria set by Licensor.

(d) New Amenities to include detailed design (by Licensor architect) ticket kiosk, boarding ramp, utility connections and signage.

(e) Licensee is responsible for the Allowable Cost (as defined below) of the New Amenities up to a maximum of $50,000.00 collectively for the boats licensed in the Agreement “Allowable Costs” means detailed design (by Licensor architect) ticket kiosk, boarding ramp, utility connection, bollards, fenders and signage. All other associated costs (such as removing the old amenities, moving equipment or furnishings) are to be borne by Licensee and shall not be counted against the $50,000.00 maximum.

(f) Licensor reserves the right, upon advance reasonable written notice, during the Term of this License, to permanently relocate the Dock Space for another area of equivalent size on Navy Pier and in Ogden Slip (“Substituted Dock Space”) when, in the opinion of the President of Licensor, it is necessary for the proper functioning of Navy Pier or the health and safety of Navy Pier patrons. Licensor will work with Licensee to coordinate the movement in the off season. The permanent relocation includes the vessel and all site amenities included in the operation of the vessel (ticket booth, boarding ramp, electrical and plumbing feeds).

(g) By written notice to the Licensor, Licensee has the right to accept or reject any Substituted Dock Space proposed by the Licensor. The notice must be delivered within 45 days after receipt of the Licensor’s notice of change of location.

(h) If Licensee rejects the Substituted Dock Space, this License shall terminate as of the date the relocation is to take effect or at the end of four months from the written notice of relocation, whichever is later, and the Licensor shall have the right to contract the space to another entity or individual. Failure by Licensee to accept or reject in writing within the required time period is the same as acceptance, and this License shall continue to be in force and effect as to any Substituted Dock Space. If the Licensor requires Licensee to permanently relocate, Licensor agrees to reimburse all of Licensee’s reasonable costs for moving its ramp, permitted dockside amenities and needed Utility Hookups to the Substituted Dock Space.

(i) Licensor reserves the right, at its cost and expense, to temporarily relocate the Licensed Boats, to an adequate and sufficient location at Navy Pier. Temporary relocation would apply to any movement necessary for a special event (e.g., Tall Ships) at Navy Pier or in the event of an emergency. Licensor will provide reasonable notice of thirty days in advance of temporary relocation required for a special event. In the event of an emergency, Licensor may require Licensee to move immediately. While docked at Navy Pier, Licensee shall observe the Licensor’s rules and regulations for marine operations located at Navy Pier.

(j) The Licensor covenants that this provision 2.3 shall not be exercised by the Licensor to negotiate a higher license fee from Licensee than the fee set forth herein, or to obtain a higher license fee from a third party, to accommodate the addition of a new boat operation or expansion of an existing boat operation, or to provide preferred docking location for another boat operation.

ARTICLE 3. FEES; LETTER OF CREDIT; REPORTING REQUIREMENTS

3.1	Annual License Fee; Annual Percentage Fee.

(a) During the Term, Licensee agrees to pay to Licensor the following annual fees: (i) Mooring Fee for the right to dock the Licensed Boats in the Dock Space; (ii) Operating Fee for the right to operate its business at Navy Pier; and (iii) a Percentage Fee (collectively the “License Fees”), as set forth in the following table:

(1) The term Annual License Fees in the table above represents total of the Annual Mooring Fee and Annual Operating Fee and is set forth for illustration purposes only and not a separate fee.

(b) The Mooring Fee and the Operation Fee shall be payable by Licensee in six (6) equal installments on or before the 1st day of each calendar month from May through October.

(c) In addition, Licensee shall be obligated to pay the Percentage Fee set forth above on or before the 15th day of each calendar month beginning with the first month following the date on which Annual Gross Receipts exceed the breakpoint amount listed in the table above. Licensor and Licensee acknowledge that this Percentage Fee relates to the Licensee’s right to operate its business at Navy Pier.

(d) For purposes of this License, the term Annual Gross Receipts shall mean any and all receipts derived from Licensee’s use of the Dock Space at Navy Pier, including, but not limited to, any and all revenues (without deduction for expenses, fees or taxes, except as otherwise might be provided herein) in connection with the operation of the Licensed Boats during the Term of this License, such as charter fees, rental fees, transportation tickets, admission fees, tariffs, sales of food from any source, beverages, souvenirs, sundries, etc. (whether such fees, charges, tariffs or sales occur on land or aboard the Licensed Boats at sea, or any other place), but allowing deduction, if any, for customer refunds, discounts, gratuity, entrance fees collected and remitted to other venues (e.g. tickets to Flower and Garden Show), Licensor restaurant tax, the City of Chicago’s amusement tax and the State of Illinois Retailers Occupation Tax derived from Licensee’s use of the Dock Space at Navy Pier, all as calculated and accounted for pursuant to generally accepted accounting principles consistently applied and the requirements of the law. None of the foregoing deductions shall be allowed unless the Licensee shall supply the Licensor with itemized copies, certified as to their authenticity and veracity by a duly authorized officer of Licensee, of documents or official filings supporting all deductions claimed.

(e) All payments required to be made hereunder shall be made payable to the Licensor and delivered to the following address: Navy Pier Inc. 600 E. Grand Ave. Chicago IL 60611.Such payments shall be made in immediately available U. S. funds, and shall be in the form of a certified, cashier’s checks, ACH or electronic payment or Licensee’s corporate check. All payments shall be deemed to have been delivered when received.

(f) Any and all amounts not paid when due, if not paid within ten (10) days from the due date, may bear interest at the lower of the rate of the maximum rate of interest for which the Licensee may lawfully contract in the State of Illinois, or (ii) three percent (3%), plus the prime rate (however referred to) then in effect at J.P. Morgan Chase & Co., or its successor, changing automatically and simultaneously with any announced change by J.P. Morgan Chase in the prime rate. Licensee shall be liable for any reasonable attorneys’ fees, court costs, costs of collection and all other fees incurred by the Licensor in its attempts to collect overdue payments.

3.2	Security Deposit/Letter of Credit.

To secure both the performance of all obligations set forth herein and the payment of all amounts due hereunder throughout the Term, including any Renewal Term, Licensee shall maintain in full force and effect and deliver to Navy Pier Inc., in a form acceptable to Navy Pier Inc., either a cash Security Deposit or an unconditional, irrevocable, direct pay letter of credit in the face amount of Twenty Five Thousand ($25,000.00) (“Letter of Credit”). Licensor shall determine whether the Securitization shall be in the form of a cash Security Deposit or Letter of Credit. If a Letter of Credit is used, it shall conform to the following requirements:

(a) The Letter of Credit shall be issued by a commercial banking institution which is located in the United States with a commercial paper rating of A-3 or better by Standard and Poor’s Corporation or P-3 or better by Moody’s Investors Service.

(b) The Letter of Credit shall expire no sooner than twelve (12) months after its effective date and shall automatically renew for additional twelve (12) month periods until the term of the last Affiliate Agreement has expired.

(c) The Letter of Credit shall require the issuer to furnish the Licensor with no less than forty five (45) days’ advance written notice if issuer intends not to renew the Letter of Credit. If the Licensor receives issuer’s notice of intent not to renew and if Licensee fails to furnish the Licensor with a substitute unconditional, irrevocable, direct pay letter of credit as set forth herein at least twenty (20) days before the expiration date of the Letter of Credit, the Licensor shall have the right at any time during the last twenty (20) days of the expiring Letter of Credit to draw on it up to the full amount of One Hundred Thousand Dollars ($100,000).

(d) If the Licensor draws upon the Letter of Credit, Licensee shall reinstate the Letter of Credit to the full amount required hereunder within five (5) business days of the date of the draw.

(e) The Letter of Credit shall be for the benefit of the Licensor and its successors and assigns and shall entitle the Licensor and its successors and assigns to draw from time to time up to the full amount of the Letter of Credit in portion or in whole upon presentation a sight draft.

(f) Any payment to the Licensor pursuant to the Letter of Credit shall not relieve Licensee of any liability, deficiencies, expenses or damages beyond what is paid under the Letter of Credit for Licensee’s failure to perform the obligations contained herein or to pay any amounts due hereunder. Licensee shall continue to be liable for any liabilities, deficiencies, expenses or damages in excess of the Letter of Credit amount.

(g) The Letter of Credit will be drawn upon by the Licensor only in the event of default by the Licensee and after any applicable notice period has expired.

3.3	Reporting Requirements.

(a) Licensee shall provide Licensor with detailed report of all Licensee’s daily Gross Sales, less permitted exclusions, if any, for the previous week, with a sales verification certified to, and signed by, Licensee or its authorized representative (“Sales Report”). The report shall be in such form as set forth from time to time prescribed by Licensor, including electronic form inputting such information into Licensor provided data systems. If Licensee fails to provide the Sales Report, in reasonably satisfactory form within a ten (10) day period, then, in addition to Licensor’s other rights and remedies herein, Licensee shall pay the Licensor a late charge of One Hundred Fifty and No/100 Dollars ($150.00) (“Late Charge”) per day until such time as the Sales Report is received by Licensor.

(b) Licensee shall prepare and submit an annual report summarizing the Gross Receipts derived from operations from the Dock Space covering the entire period of this License. The annual report shall show the Gross Receipts and other relevant data pertaining to the Licensed Boats separately from that of any other of Licensee’s boats or other operations. The annual report shall consist of one of the following, prepared and submitted at Licensee’s own expense: an audited financial statement from a Certified Public Accountant licensed to practice in the State of Illinois; or, a review report (as defined by the American Institute of Certified Public Accountants (“AICPA”) from a Certified Public Accountant licensed to practice in the State of Illinois. Whichever of these Licensee elects to submit, the audit or review reports shall be performed in accordance with applicable standards of the AICPA.

(c) The annual report on Gross Receipts accompanied by the accountant’s certification shall be submitted to Licensor no later than April 1 of each year. However, if this License is terminated for any reason, the annual report on Gross Receipts accompanied by the accountant’s certification shall be submitted to the Licensor within ninety (90) calendar days of the date of termination.

(d) The monthly and annual reports must show the Gross Receipts derived from the operations from the Dock Space during the Term (including upon termination of the License) and other relevant data pertaining to the Licensed Boats, including the source of all revenues and any allowable deductions during the prior month, itemizing each charge and cruise and other revenue activity and indicating at a minimum the following:

(i) Cruise/Charter Revenues (identified by type; Architectural, Water Taxi, Sightseeing or Charter)

(ii) Food Revenues (identify all food revenues, including, but not limited to, those where food services were provided through others)

(iii) Liquor Revenues, if applicable

(iv) Other Revenues

(v) Gross Receipts (monthly and cumulative)

(vi) Percentage Fees (accrued and payable)

(vii) Total Revenues

(viii) Passenger Counts (identified by type; Architectural, Water Taxi, Sightseeing or Charter)

(ix) Such other data and materials as the Licensor may reasonably require Licensee to record and report from time to time

(x) Allowable Deductions:

●	Discounts, Gratuities and Refunds

●	Licensor Restaurant Tax

●	Sales Tax Collections (Retailers Occupation Tax)

●	City Amusement Tax Collections

(e) Upon Request, Licensee shall furnish to the Licensor a schedule of anticipated regular vendor deliveries and supplier service calls to the Licensed Boats, such as, but not limited to, fuel, refuse or waste oil.

(f) Upon request, Licensee shall furnish to the Licensor a schedule of operations for the current week and the following three (3) week period. Such schedule shall include the following information pertaining to each schedule:

(i) The anticipated number of passengers per cruise;

(ii) The times of boarding, departing, and disembarking

(iii) The anticipated means of transportation passengers will use (car or bus)

(iv) A schedule of extra vendor deliveries and supplier service calls to the License Boats; and

(v) The type of cruise

(g) NOTE: Except for cancellation of routine trips that occur from time to time, IF A CHARTER CRUISE PREVIOUSLY COMMUNICATED TO LICENSOR IS CANCELLED WITHIN 24 HOURS OF ITS ORIGINALLY SCHEDULED DEPARTURE, LICENSEE SHALL NOTIFY THE LICENSOR AS SOON AS POSSIBLE OF SUCH CANCELLATION BY CONTACTING NAVY PIER OPERATIONS: AT (312) 595-5038 .

(h) Licensee shall also retain, update and furnish a list of the names, telephone numbers and upon request, business addresses, of all vendors or suppliers of services Licensee expects to use at Navy Pier in connection with this License. Upon request, Licensee shall furnish the list required hereunder to Navy Pier Management.

(i) All statements and reports required under this Section 3.3 shall be signed and certified as to authenticity and accuracy by a duly authorized officer of Licensee.

(j) In addition, Licensee shall keep and maintain for a period of three (3) years following the expiration or termination of this License, all books and records reasonably necessary to support such reports, including, but not limited to, original invoices, tax reports, canceled checks, journals, ledgers, registers, register tapes and so forth. Licensee hereby grants Licensor, or its authorized representatives, the right to inspect, abstract, copy and audit such books and records upon fifteen (15) days’ notice of its intent to do so, such audit to be conducted at a reasonable time and place in Chicago, Illinois. If an audit is conducted, and if the audit indicates that the Licensee’s audited Gross Receipts varies by five percent (5%) or more above the amount of Gross Receipts reported to the Licensor, Licensee shall bear the costs of the audit and shall promptly remit such costs, together with any fee amounts due to the Licensor as a result of the audit, upon request therefore by the Licensor. In the event that the audit reveals a refund is due to Licensee from the Licensor, the Licensor shall promptly remit any balance due to Licensee.

3.4	Navy Pier Facility Fee

A facility fee (the “Navy Pier Facility Fee”) as set forth below shall be collected and paid to Licensor on any tickets, use charges, admission fees or value placed upon a Digital Token Card (collectively referred to as “Tickets”) for any Public Ticketed Event or Public Ticketed Attraction. On a monthly basis, Licensee shall furnish Navy Pier, Inc. in writing full and complete information, in a form reasonably provided to Licensee by Licensor, necessary to establish the amount of the Facility Fee due and owing to Navy Pier, Inc. for the preceding month, along with the actual Facility Fee then due and owing. Navy Pier, Inc. shall have the right to audit or otherwise verify Licensee’s calculations, including by requesting copies of Licensee’s annual Federal income tax returns.

“Navy Pier Facility Fee” means the fee set forth below on Public Ticketed Attractions and Public Ticketed Events to be used by Navy Pier, Inc. to renovate, reconstruct and otherwise maintain the physical facilities of Navy Pier and Polk Bros Park.

“Public Ticketed Attraction” shall mean a ride, game and other amusement offering, performance or event for which an admission or usage fee is charged regardless of whether a physical ticket, wrist band or other evidence of purchase is provided. Examples – Boat rides, VR gaming, immersive ticketed experiences.

“Public Ticketed Event” shall mean an Event open to the general public for which an admission fee is charged regardless of whether a physical ticket, wrist band or other evidence of purchase is provided. Examples – consumer shows, sporting events.

The total Navy Pier Facility Fees are calculated according to the table below:

Tickets from $0 to $24.99	$1.00
Tickets from $25 to $49.99	$2.00
Tickets $50 to $74.99	$3.00
Tickets $75+	$4.00

The Navy Pier Facility Fee may be altered provided, any increase shall not apply to any Public Ticketed Event or Public Ticketed Attraction then under non-contingent contract. Any such alteration by Licensor must be provided to Licensee in writing not less than ninety (90) days before they go into effect, and must be applied to all Pierwide Facility fee ticket sales.

ARTICLE 4. INSURANCE AND INDEMNIFICATION

4.1	Insurance Requirements.

(a) Licensee shall obtain and maintain, at its sole expense, continuously throughout the Term, the following insurance coverages with insurance companies licensed to do business in the State of Illinois and rated A-(VIII) or higher by Best’s:

(1) Protection and Indemnity insurance, and Excess Protection and Indemnity Insurance, subject to a minimum limit for bodily injury or property or property damage, in the amount of $5,000,000 per any one accident or occurrence. Such coverage must include: (A) Maritime Employer’s Liability, including liability under The Jones Act; (B) Liability for damage to fixed and floating objects; (C) liability for wreck removal and associated liabilities, including damage and compensation to third parties, plus cost of lighting or marking the wreck; (D) collision liability; and (E) liability for pollution, unless separately insured, as set forth below.

(2) Pollution Liability Insurance. Such coverage shall be subject to the minimum limits set forth below:

(i) OPA 90 (Federal) – Removal costs and expenses paid by Licensee under Section 1002 of OPA (33 U.S.C. Sec. 2702), for which liability would have been imposed under the laws of the United States if Licensee had not voluntarily undertaken the removal of oil, in amounts of $5,000,000 for any one vessel, or any one incident.

(ii) OPA 90 – Licensee’s costs and expenses Licensee paid either in avoiding or mitigating the liability in 1) OPA 90 (Federal) or 2) OPA (State) as described above.

(iii) CERCLA – costs and expenses Licensee paid where liability would have been imposed upon Licensee if Licensee had not acted voluntarily under 107(a) (1) (A) and (B) of CERCLA (42 U.S.C. Sect. 9601(23) – (25). This coverage includes claims for contributions under Sec. Under Sec. 1013 (f) (1) of CERCLA (42 U.S.C. Sec. 9613 (f) (1)).

(iv) Civil fines and penalties imposed and paid by Licensee for the unlawful discharge of oil or hazardous material into a navigable waterway from Licensee’s vessel, with limits of $250,000 for any one vessel or any one incident.

(3) Hull Insurance, written in a limit appropriate to the value of the vessel.

(4) Dram shop insurance, with limits of not less than $1,000,000 for bodily injury, property damage and loss of means of support.

(b) Any deductible contained within any of the above coverage shall be the responsibility of the Licensee.

(c) Coverage shall be increased in amounts as the parties may from time to time mutually agree upon. At all times, coverage shall be adequate to protect the interest of the indemnified parties set forth in Section 4.2 of this License.

(d) All policies must amend the other insurance clause to be primary and non-contributory for any liability arising directly or indirectly from the services provided by the Licensee.

(e) Failure to obtain and maintain required insurance shall constitute a breach of the Agreement and the Contractor will be liable for any and all costs, liabilities, damages and penalties resulting to Navy Pier, Inc. and Metropolitan Pier and Exposition Authority from such breach, unless a written waiver of the specific insurance requirement is provided to the Contractor by Navy Pier, Inc

(f) Insurance requirements contained herein as to types and limits or Navy Pier, Inc. approval of insurance, coverage to be maintained by the Licensee are intended to and shall not in any manner limit, qualify or quantify the liabilities and obligations assumed by the Licensee under the agreement, for the term of this agreement and any other agreement with Navy Pier, Inc. or otherwise provided by law in the event any claim for Loss (as such term is defined in Section 4.2) is brought against Licensee.

(g) Licensee’s assumption of liability is independent from, and not limited in any manner by, the contractor’s insurance coverage obtained pursuant to this contract, or otherwise. All amounts owed by contractor to Navy Pier Inc. as a result of the liability provisions of the contractor shall be paid on demand.

(h) All the policies must name Licensor, the Metropolitan Pier and Exposition Authority, the City of Chicago, and the Chicago Park District, and each of their respective employees, officers, directors, agents and representatives and as additional insured, and must protect Licensee and Licensor against all judgments, liens, costs, damages and expenses that they incur on account of the liabilities. Licensee shall furnish original certificates evidencing insurance to the President of Navy Pier, Inc. before Licensee docks or begins operations from the Dock Space. Licensee shall furnish renewal certificates/binders to Licensor before the policies expire.

(i) All the general liability insurance policies must contain a provision that the respective insurers will not cancel the insurance coverage required under this License without first giving at least 30 days’ prior written notice to Licensor. If at any time Licensee neglects to maintain the insurance coverage and amounts specified in this License during the Term, Licensor has the right to immediately suspend Licensee’s permission to operate until replacement coverage is procured. Without waiving any of Licensor’s rights and without relieving Licensee of its duty to suspend operations until insurance coverage is in place, Licensor may, at its election and by written notice to Licensee, give Licensee ten (10) days in which to cure, or commence to cure, the failure, after which Licensor will attempt to procure or renew the insurance. Licensee shall immediately reimburse Licensor for all premiums paid by Licensor for these purposes.

4.2	Indemnification.

(a) To the fullest extent permitted by law, Licensee shall defend and hold harmless the Metropolitan Pier and Exposition Authority (MPEA), Licensor, the Chicago Park District, the City of Chicago and each of their respective officers, directors, agents and employees (the “Indemnitees”), from and against any and all claims, liabilities, damages, losses, costs and expenses (including attorneys’ fees and costs) (individually or collectively “Loss”) arising out of, or in connection with, this License or Licensee’s breach thereof, or from Licensee’s use of, or operation from, the Dock Space, to the extent that the Loss is caused by the Licensee, its employees, contractors, invitees or agents. This obligation does not negate, abridge or otherwise reduce any other right or obligation of indemnity that any Indemnitee shall have.

(b) Notwithstanding Licensee’s duty to defend and hold the Indemnitees harmless, Licensor has the right, if it so elects, to participate actively in the defense of any Loss, and to intervene in any lawsuit filed in connection with it, or take any other legal action that it considers desirable, all in its sole discretion, and at its expense. Licensee shall promptly give Licensor copies of all pleadings and other documents filed in connection with any Loss. Licensee shall not execute a settlement of any Loss without first obtaining the express written consent of Licensor, which Licensor shall not unreasonably withhold. Licensee shall not permit any default judgment to be taken against Indemnitees in connection with any Loss of which Licensee has notice. This Section shall survive the expiration of termination of this License.

ARTICLE 5. ALTERATIONS AND IMPROVEMENTS; MAINTENANCE

AND OTHER OBLIGATIONS OF LICENSEE

5.1	Alterations and Improvements by Licensee; Maintenance

(a) Licensee shall, at its sole cost and expense, install all ramps and dockside amenities set forth in Exhibit C. Notwithstanding the foregoing, Licensee shall not attach or affix flags, placards, signs, poles, wires, aerials, antennas or other improvements to the Dock Space without first obtaining the express written consent of the Licensor. If any of the foregoing items are already attached or affixed to the Dock Space when this License takes effect, Licensee shall not relocate such items without first obtaining the Licensor’s prior written consent, which consent will not be unreasonably withheld or delayed. In connection with any such relocation, the Licensor may require Licensee to submit proposed designs, floor plans, construction plans, specifications, and contract documents. If it approves the proposed documents, Licensor may, at its discretion, incorporate all or part of them into this License as attachments to Exhibit C.

(b) During the Term, and for so long as Licensee continues to use the Dock Space, Licensee shall, at its own expense, maintain the Dock Space and any ramps, amenities and Utility Hookups on it, whether pre-existing or installed during the Term. Licensee shall keep them in good, clean, safe and sightly condition and in good repair and shall restore the Dock Space and yield the Dock Space in the same condition and repair, ordinary wear and tear excepted, back to the Licensor when the License terminates or expires. If Licensee fails to keep the Dock Space and any ramps, amenities and Utility Hookups in good condition and repair, the Licensor may enter the Dock Space and do all such things it deems necessary to restore them to the condition or state of repair required hereunder. The Licensee shall be obligated to pay the Licensor’s reasonable costs and expenses for making such repairs.

(c) During the Term, Licensee shall keep the exterior of the Licensed Boat lit at night, in a manner acceptable to the Licensor when the Licensed Boat is docked at the Dock Space.

5.2	Payment of Utilities and Taxes.

(a) Licensee shall at its own expense install all gas, electrical and telecommunications hookups (“Utility Hookups”) which it may need. Licensee is not entitled to any reimbursement for Utility Hookups, or their relocation, except as provided under the provisions of Section 2.3. When this License terminates or expires, Licensee may either retain all Utility Hookups it has installed or furnished at the Dock Space or leave them in place. If Licensee chooses to leave such Utility Hookups at the Dock Space, then Licensee shall leave them in good, safe and operable condition, including all disconnects, meter fittings, transformers, valves and attachments. The Licensor will remove Utility Hookups that Licensee chooses to retain from the Dock Space at Licensee’s expense. No other individual or entity is authorized to remove the Utility Hookups without Licensor’s prior written consent. If the installation of transformers and vaults are necessary for the continuation of electrical and telecommunication services, the installation costs shall be paid by Licensee.

(b) Licensee shall pay the rates, charges and fees for any water service and all other public utilities of every kind furnished to the Dock Space throughout the Term whether billed or furnished directly by the supplier or the Licensor. If applicable, the Licensor will bill public utilities on a quarterly basis at market rates.

(c) Licensee shall pay all taxes and assessments of every kind that arise as a result of or in connection with this License and the rights granted under it to use the Dock Space.

5.3	Refuse and Waste Oil Disposal by Licensee.

(a) During the Term, and for so long as Licensee occupies the Dock Space, Licensee shall, at its own expense, transport and deposit all garbage, trash and other refuse (collectively, “Refuse”) in secure, enclosed containers and transfer the Refuse periodically to a compactor in a location to be determined by the Licensor. Licensee shall pay all costs associated with the transport and deposit of the Refuse to the compactor. The Licensor, at Licensee’s expense, shall subsequently dispose of the Refuse contained in the compactor. Licensee shall provide for the removal of Refuse as frequently as necessary to prevent accumulation and odors and to avoid attracting insects and vermin. The Licensor shall select the trash removal contractor responsible for disposing of the Refuse in the compactor. Licensee shall be obligated throughout the Term to keep the Dock Space free from all Refuse.

(b) During the Term, and for so long as Licensee occupies the Dock Space, Licensee shall dispose of all sewage, waste oil, solvents, lubricants, fuels and other environmentally harmful materials of whatever nature in accordance with all applicable federal, state and local statutes, ordinances, rules and regulations. If requested, Licensee shall furnish the Licensor copies of all reports, certifications and other documentation Licensee or its disposal contractor may be required by law to prepare or file demonstrating that Licensee and its disposal contractor have properly disposed of Licensee’s waste fluids. Under no circumstances shall Licensee dispose of its sewage, waste oils, solvents, lubricants, fuels, fluids or other matter for which disposal is regulated by law, in Lake Michigan in an illegal place or manner. If such fluids or matter are released into the environment while Licensee is docked or where the release affects Navy Pier, Licensor’s Licensees or other licensees, Licensee shall immediately take each and every action necessary to stop the release and clean it up so as to eliminate adverse effects on Navy Pier, Licensor’s Licensees and its other licensees

(c) For any utilities or waste services provided by or controlled by the Licensor it shall provide such service at market reasonable costs in terms of price and availability.

ARTICLE 6. EVENTS OF DEFAULT; REMEDIES

6.1	Events of Default; Remedies

(a) Each of the following shall constitute an Event of Default under this License:

(i) Licensee’s failure to pay any amount due to the Licensor under this License: (i) on or no later than ten (10) calendar days after the date the amount is due; and (ii) in the manner specified in this License; or

(ii) Licensee’s failure to comply with any material terms or conditions contained in this License applicable to Licensee, including, without limitation, Licensee’s failure to maintain required licenses and permits in good standing; failure to comply with the provisions of Article IV of this License; or

(iii) the filing by Licensee of a voluntary or involuntary petition proposing the adjudication of Licensee or any guarantor of Licensee’s obligations, if any, a bankrupt or insolvent, or the reorganization of Licensee or any such guarantor, as the case may be, or an arrangement by Licensee or any such guarantor with its creditors, whether pursuant to the United States Bankruptcy Code, 11 U.S.C. Section 101, et. Seq., as amended or superseded, from time to time, or any similar Federal or state proceedings unless the petition is filed by a party other than Licensee or any such guarantor and is withdrawn or dismissed within 60 days after the filing; or

(iv) Licensee’s material default under any other agreement that it may presently have or may enter into with Licensor and failure to cure such default within any applicable cure period, or

(v) any other act or omission identified elsewhere in this License as a default or event of default.

(b) After receiving written notice from the Licensor specifying the event of default, Licensee shall cure, or commence to cure, an Event of Default within forty-five (45) days, unless a different cure period is specified elsewhere in this License. Notwithstanding the foregoing, Licensee shall not be entitled to written notice or an opportunity to cure, for Licensee’s failure to comply with Section 3.2 (maintaining of a Letter of Credit), Section 6.1a (i) (concerning money defaults); Section 4.1 (concerning insurance); Section 11.5 (concerning assignments); or Section 11.17 (concerning recording).

(c) Once Licensee receives written notice that an Event of Default has occurred and any applicable cure period permitted under the License expires, the Licensor may take one or more of the following actions: suspend or terminate Licensee’s rights under this License; prohibit Licensee’s access to the Dock Space, with or without process of law; undertake to perform any of the duties and responsibilities of Licensee that Licensee has failed to perform and charge Licensee all of the Licensor’s reasonable costs for doing so; offset any amounts due to Licensee from the Licensor against amounts owed by Licensee to the Licensor and seek any other remedy permitted under this License, whether at law or in equity.

6.2	Remedies Cumulative.

(a) All remedies of the Licensor under any provision of this License are cumulative and not alternative; they are in addition to, and not in derogation of, any other rights of the Licensor under this License or at law or in equity.

(b) If, upon termination, there remains any personal property of Licensee or of any other person on the Dock Space, the Licensor has the right, in its discretion, to sell the property without notice to Licensee after it has been stored for a period of at least 30 days. The proceeds of the sale will be applied first to the cost of such sale, second to the payment of the charges for storage, and third to the payment of any amounts that are due from Licensee to the Licensor, and the balance, if any, will be paid to Licensee.

(c) Except as provided in Section 2.2 and 2.3, upon any suspension or termination of this License, Licensee continues to be liable for the full fees and interest provided for in this License for a period of: (1) 365 days from the date of such suspension or termination during the Term as if the License had not been suspended or terminated, or (2) the number of days until this License would have expired on its own terms, whichever period is shorter. Licensee, however, is entitled to receive a credit against those fees and interest an amount equal to the sum of all draws by the Licensor under any applicable Letter of Credit, including any draw made by the Licensor after the suspension or termination (but excluding any draws made on account of amounts owed to the Licensor before the termination or suspension). Licensee shall pay those fees and interest, if any, each month as the amount is ascertained by the Licensor.

(d) The Licensor may, but is not required to, permit another licensee (“Successor Licensee”) to use Licensee’s Dock Space during any period of suspension or following termination under this Section. If the Licensor does so, Licensee’s liability to pay full fees under this Section must be reduced by the amount of any license fees the Licensor receives from the Successor Licensee for that period.

6.3	Right Not To Declare Default.

If the Licensor considers it to be in its best interests, it may elect not to declare a default or terminate this License. The parties acknowledge that this paragraph is solely for the benefit of the Licensor and that if the Licensor permits Licensee to continue operations despite one or more Events of Default, Licensee is in no way relieved of any of its responsibilities, duties or obligations under this License, nor does the Licensor waive or relinquish any of its rights by not declaring a default or not terminating this License.

ARTICLE 7. USE OF MPEA’S INTELLECTUAL PROPERTY;
ADVERTISING AND MEDIA

7.1	Intellectual Property.

The Metropolitan Pier and Exposition Authority (“MPEA”) owns all right, title and interest in: (i) the trademarks/service marks NAVY PIER®, NAVY PIER and Design; (ii) certain likenesses of Navy Pier®; and c) certain other logos, trademarks, trade names and service marks (collectively the “Navy Pier Marks”). Licensor uses the Navy Pier Marks under license from the MPEA, and may sublicense the Navy Pier Marks subject to certain limitations. Except to denote the geographic location or as otherwise expressly provided by this Agreement, Licensee may not use the Navy Pier Marks without Licensor’s prior written consent. Licensor’s consent, if any, to Licensee’s use of the Navy Pier Marks shall be non-exclusive, non-transferable and non-assignable. Notwithstanding the foregoing, Licensee may reference Navy Pier® as the location of the Licensed Boat. In the event that the Navy Pier Marks are used by Licensee in print advertising or other printed materials, such advertisement or other printed materials must state that the particular mark(s) and/or logo(s) are (registered or pending) trademark(s) of the “MPEA” Chicago, Illinois (or such other similar language as may be agreed to by the parties prior to any such use). Licensee will be solely responsible for obtaining any necessary licenses or permissions to perform, broadcast, transmit or otherwise display any copyrighted works (including, without limitation, music, art, audio or video recordings) that Licensee uses in connection with its cruises. In addition, Licensee shall be obligated to pay all appropriate music performance license organizations (including ASCAP, BMI and SESAC, as the case may be) in the event it will have live or recorded music on its cruises to the extent the same are protected by law and a right exists to such payments, and agrees to hold the Licensor and MPEA harmless from and against any and all claims which might arise in connection with such requirement to pay fees.

7.2	Sponsorships/Marketing.

(a) Licensor reserves the right to enter into agreements to grant exclusive sales or advertising rights (“Sponsorship Agreements”) to certain products, brands or services (“Official Brands”) on Navy Pier. Accordingly, to the extent permitted by law, Licensee shall not sell, serve, advertise, promote or display at Navy Pier any competing products, brands or services within, from or outside of its vessel or the Dock Space (including, without limitation, through displays or signs visible through or on any windows or portholes facing onto any part of Navy Pier) nor in advertisements, promotional material or displays referring to Navy Pier or utilizing (if Landlord has provided its consent as set forth in Section 7.1) the Licensor Marks. Licensee shall not interfere with the Licensor’s sponsors’ events. If and when, from time to time, the Licensor enters into any Sponsorship Agreement, to the extent permitted by law, Licensee shall use, sell, advertise, promote or display the Official Brands covered under the Sponsorship Agreements (and no others within the same sponsorship category). The Licensor shall provide Licensee with reasonable written notice of all Sponsorship Agreements entered into by the Licensor that are relevant to Licensee’s obligations under this License.

(b) Licensee shall not issue news releases or grant press interviews or disseminate information to any press concerning or related to the License or all or any portion of Navy Pier, during or after the Term, without the Licensor’s prior written approval, which shall not be unreasonably withhold.

(c) Nothing herein shall prevent the Licensee from providing sponsorship on board is vessels, provided the same are not visible off the boats, or from using products not part of the Piers marketing or sponsorship relationships. (need to be able to use different brands)

(d) The Licensor shall not interfere with Licensees protectable intellectual property interests.

ARTICLE 8. PARKING

8.1	General Parking Provisions.

(a) Licensor will maintain a parking garage at Navy Pier and may maintain additional lots in the surrounding area, for use by licensees, customers, employees and guests of the Licensor and its licensees. Except as provided in this License, such use shall be on a first-come, first-served basis, and users of the parking garage shall pay for parking, on an hourly or daily basis, at market rates established from time to time by the Licensor.

(b) The Licensor shall not be in default under this License for failure to provide parking at any time at which the Licensor is legally restricted from operating any of the parking areas referred to herein or is otherwise unable to do so for reasons beyond the Licensor’s reasonable control. The charge for Licensee’s on-duty employees to park in the garage located on Navy Pier, when permitted under the Navy Pier Rules and Regulations, shall be those rates established from time to time by the Licensor for employee parking.

(c) Upon request, licensee shall furnish the Licensor’s Director of Security a list of Licensee’s employees authorized to park in accordance with these provisions and shall furnish updates as often as necessary to account for employee turnover. The discounted rates described in this License shall not apply to Licensee’s employees on days they are off duty, and on days when they are off duty they shall be subject to the Licensor’s standard rates and charges applicable to the general public.

(d) Except as otherwise expressly provided herein, in the interest of encouraging visitors to Navy Pier and promoting patronage of Navy Pier, its other licensees, and facilities, parking for Licensee’s employees on Navy Pier is subject to the restrictions, including periodic prohibition, pursuant to the Navy Pier Rules and Regulations issued by the President of Navy Pier and generally applicable to employees of the Licensor and those employees of its licensees. The Licensor’s Director of Security will establish procedures by which Licensee and its employees and others affected by such restrictions can be timely informed in advance of the availability or lack of availability of employee parking on Navy Pier on certain days or at certain hours.

ARTICLE 9. MISCELLANEOUS

9.1	Non-Discrimination.

This License involves the use of public property and activities which service the public. Licensee covenants and agrees that in all matters pertaining to the performance of this License, it shall, at all times, conduct its business in a manner which assures fair, equal and non-discriminatory treatment of all persons in accordance with the law. It is Licensor’s policy that all customers, employees, licensees and invitees of all tenants and licensees shall have the opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of Navy Pier without discrimination because of race, creed, color, sex, age, national origin, disability, ancestry or other protected class. To that end, Licensee shall not discriminate in the conduct and operation of its business at Navy Pier, including in its hiring, promotion and disciplinary practices as an employer, against any person or group of persons because of the race, creed, color, sex, age, national origin, disability (provided that, with respect to employment, the disability is unrelated to ability to perform the work required) ancestry or other protected classifications of such person or group of persons.

9.2	Notices

All notices and/or payments under this License may be hand delivered or mailed. If mailed, they shall be sent to the following respective addresses:

If to the Licensor:	Navy Pier, Inc.
600 East Grand Avenue Chicago, IL 60611 Attention: Navy Pier President/CEO

and Navy Pier General Counsel

If to Licensee:	Windy of Chicago Limited c/o AMDI 6501 Red Hook Plaza PMB 201-465 St. Thomas, USVI 00802

or to any other respective addresses that either party may, from time to time, designate in writing. Notices sent by certified or registered mail are considered to have been given on the date signed for by the recipient. Notices delivered in person or by courier are considered given upon delivery.

9.3	Liens and Encumbrances.

Nothing contained in this License authorizes Licensee to do any act that in any way encumbers the title of the Licensor in and to the Dock Space. The interest, estate or revenues of the Licensor are not in any way subject to any debt or claim by way of lien or encumbrance of any kind whatsoever, whether claimed by operation of law or by virtue of any express or implied contract by Licensee. Any claim to a lien arising from any act or omission of Licensee accrues only against the rights and privileges extended to Licensee under this License and are in all respects subject to the paramount title and rights of the Licensor in and to the Dock Space. If the Licensor receives notice of any attempted lien or encumbrance against its interest, estate or revenues, which lien or encumbrance remains beyond the cure period specified in Section 6.1, the uncured lien or encumbrance constitutes an Event of Default under this License. Licensee’s failure to remove or satisfy the lien, attempted lien or encumbrance within the cure period may result in the termination of this License.

9.4	Accord and Satisfaction.

If the Licensor receives Licensee’s payment in a lesser amount than the amount due on the account, or if a check or any letter accompanying any check of payment of fees contains an endorsement or statement that it will be treated as an accord and satisfaction, the Licensor may accept the check or payment, without prejudice, to the Licensor’s right to recover the balance of the installment or payment or to pursue any other remedies available to it. Once the License or Licensee’s right to use the Dock Space is terminated, no payment of money to the Licensor from Licensee reinstates, continues or extends the License.

9.5	Non-Waiver

If the Licensor accepts any fee for any period after Licensee defaults under the License, the acceptance does not waive the default unless the Licensor specifically intends it to and so advises Licensee in writing. If the Licensor waives any default by Licensee the Licensor is not waiving any other or later defaults by Licensee. After any default has been timely cured by Licensee, the Licensor shall not use the cured default as a ground to begin any action under the provisions of Section 6.1 above.

9.6	Right to Attorney and Other Fees and Costs.

If the Licensor brings any action to enforce any of the provisions of this License, and prevails in the action, then the Licensor is entitled to recover from Licensee all of its reasonable costs in connection with the action, including attorneys’ fees and costs, expert witness fees and court costs in the trial court and in any appellate courts in which it may prevail. If Licensee prevails in the action, Licensee is entitled to recover from Licensor all of its reasonable costs in connection with the action, including attorneys’ fees and costs, expert witness fees and court costs.

9.7	No Assignments, Pledges or Transfers.

(a) This License is a personal license and is not freely assignable, pledgeable or transferable, without the Licensor’s prior written consent. Any attempt to assign or transfer all or any portion of this License without the Licensor’s prior written consent, which consent shall not be unreasonably withheld, shall constitute an Event of Default under this License and, at Licensor’s option, may result in the immediate termination of this License.

(b) If at any time during the Term, more than twenty percent (20%) of the outstanding shares of any class of Licensee’s stock belong to any shareholders other than the shareholders of record on the date this License was signed by the Licensor (or come to belong to members of their immediate families by operation of law), the change in stock ownership is treated as a transfer of this License within the meaning of this Section and an Event of Default under the License, unless the Licensor consents to the change in share ownership, which consent shall not be unreasonably withheld. The Licensor shall respond within thirty (30) business days after receiving Licensee’s written request for consent to (i) assign or transfer all or any portion of this License; or (ii) convey more than twenty percent (20%) of Licensee’s corporate shares of any class of Licensee’s stock to a party, or parties other than shareholders of record as of the date this License was signed by the Licensor. If the Licensor fails timely to respond to Licensee’s written request for consent, it means the same as a denial of the request. If the Licensor gives its written consent, this paragraph nevertheless continues in full force and any further assignment or transfer requires the Licensor’s consent.

(c) Licensee shall not enter into any agreement of any nature, formal or informal, with any individual, partnership, or corporation concerning other business activities at Navy Pier, without the prior approval of the Licensor. The only activity that Licensee may conduct directly or indirectly, alone or through others, on, upon or from the Dock Space is limited strictly to the purposes expressly authorized in this License.

(d) The Licensor may assign this Agreement upon 30 days written notice to the Licensee. Provided, any assignee shall be obligated to provide written acceptance and commitment to be bound by all terms and conditions as set forth herein. Upon such assignment, the Licensor shall be relieved from any further liability or obligation under this Agreement, it being understood that the assignee shall have all of the Licensor’s rights, duties and obligations. In the event of such assignment, the term “Licensor” as used herein shall mean the assignee.

9.8	Condemnation.

If any government agency (other than the Licensor), by condemnation or otherwise, takes title, possession or the right to possession, or the right to use Navy Pier, or a substantial part of Navy Pier so that Licensee is unable after the taking to conduct its operation and business on the remaining Dock Space, if any, then Licensee may, at its option, terminate this License as of the date of the taking. If Licensee is not in default under any other provisions of this License on that date, any fees prepaid by Licensee must, to the extent allocable to any period after the effective date of the termination, be refunded to Licensee. At the effective date of the taking, all obligations of the Licensor under this License are canceled other than the obligation to refund any fees prepaid by Licensee, to the extent allocable to any period after the effective date of the termination. Licensee waives all rights to any condemnation award attributable to this License and any right to use the Dock Space.

9.9	Cooperation Among Licensees; Conflicts and Disputes.

In the event of a conflict between Licensee and any other licensee or tenant at Navy Pier regarding use of the respective concession operation spaces or premises or as to times or manner of operation, Licensee agrees that the President of Navy Pier shall make the final decision as to dispute, and Licensee agrees to be bound by the President’s’ decision. The President’s decision shall be made in a timely manner and on a reasonable and impartial basis. Notwithstanding the fact that Licensee agrees to be bound by the President’s decision, nothing herein shall limit or prevent Licensee’s ability to pursue its claims at law or in equity against any other licensee or tenant at Navy Pier regarding such matters.

9.10	Parties Bound and Benefited.

This License binds and benefits only the parties to it, their successors and lawful assigns. No third parties are beneficiaries hereunder, and third parties shall not have any right to enforce it. This section does not abridge, modify or remove the prohibitions or restrictions on assignment, pledges or transfers set forth in Section 9.7 above.

9.11	Relationship of the Parties.

The relationship between the parties is that of licensor and licensee only. The parties have no intention to create, and nothing contained in this License creates, the relationship of employer and employee, principal and agent, or of partnership or joint venture, or of landlord and tenant between the parties.

9.12	Captions.

The captions contained in this License are for convenience only and in no way define or limit the scope or intent of its provisions.

9.13	Severability.

If any term or provision of this License is to any extent held invalid or unenforceable generally or under particular circumstances, the holding does not affect its remaining terms and provisions or the applicability of the terms or provisions in other circumstances. Rather, each term and provision of this License is valid and enforceable to the fullest extent permitted by law.

9.14	Governing Law.

This License is governed by, and construed in accordance with, the laws of the State of Illinois, without regard to its choice of law principles. Licensee submits itself irrevocably to the jurisdiction of the courts located in Cook County, Illinois, and acknowledges that venue is proper there. Licensee shall bring any action against the Licensor arising in connection with this License in the courts located in Cook County, Illinois.

9.15	Binding Obligation.

Licensee and the Licensor each represent to the other that each has full right and lawful authority to enter into this License and by so doing violates no existing contract or other agreement to which it is a party or by which it is bound or affected, or any provision of any agreement, bylaws or other governing or enabling documents or regulations, and that the execution of this License has been duly authorized and is fully binding upon it.

9.16	Affidavit of Ownership.

Licensee shall be completed and deliver to Licensor, upon the execution of this License, an Affidavit of Ownership substantially in the form attached hereto as Exhibit D. Should any of the information contained in such Affidavit change during the course of the Term, Licensee shall be obligated to complete and deliver a new Affidavit of Ownership to Licensor.

9.17	Amendment.

All changes, amendments or modifications to this License must be expressed in writing and signed by the parties hereto.

9.18	Entire Understanding of the Parties.

This License, including all Exhibits, supersedes all prior arrangements, agreements or other communications between the parties, and constitutes the entire understanding of the parties with respect to the Dock Space.

9.19	No Leasehold Interest.

Nothing in this License is intended or to be treated as giving rise to a lease of real estate by the Licensor or Licensee. This License constitutes a license agreement that permits Licensee to operate its business at Navy Pier. The Licensor conveys no leasehold interest to Licensee by this License. Licensee and anyone acting for Licensee shall not file this License or any copy hereof, or any statement, paper or affidavit, in any way or manner referring to the License in the Office of the Recorder of Deeds of Cook County, Illinois, or in any other public office. If it, or any copy of it, or any statement, paper or affidavit referring to it is so filed, this License and each and every provision of it becomes, at the option of the Licensor, absolutely null and void, and the Licensor may declare the filing an Event of Default.

9.20	Counterparts.

This License may be executed in counterparts, each of which shall be considered to be an original.

9.21	Exhibits.

All exhibits or other documents, if any, attached hereto are incorporated into this License by reference as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this License to be executed by their duly authorized corporate officers as of the day and year first above written.

NAVY PIER, INC.

By:	/s/ Marilynn Gardner
Marilynn Gardner
President – Navy Pier

WINDY OF CHICAGO LIMITED

By:	/s/ Scott Stawski
Name:	Scott Stawski
Title:	Chairman and Chief Revenue Officer

EXHIBIT A

DOCK SPACE

South Dock: Bollard 28 –33, approximately 175’.

EXHIBIT B

ADDITIONAL REQUIREMENTS

(i)	Alcoholic beverages shall be sold solely on the Licensed Boat and shall not be sold or delivered to any person on the Dock Space. Alcoholic beverages may not be consumed by any person on the Dock Space. No person shall possess alcoholic beverages in open containers on the Dock Space.

(ii)	If applicable, all high school prom and post-prom cruises must be alcohol free.

(iii)	Boats and cruise/dining vessels must ensure that no alcohol is brought on board by any passengers and that no alcohol is brought off the ship when passengers disembark, except that groups of 20 person or more may bring closed cases of donated wine, hard liquor and beer or closed cases of premium wines aboard and catered events may arrange for their own services.

(iv)	No alcoholic beverages may be served on the vessel for one quarter (1/4) hour before docking for disembarkation.

(v)	In order to prevent over-consumption of alcohol before disembarkation, vessels may not announce last call to passengers.

(vi)	Serving of alcoholic beverages must comply with State of Illinois licensing regulations at all times. Passengers must present proof of legal age; excessive consumption of alcohol must be prevented and inebriated guests refused boarding.

(vii)	Except as provided in this paragraph, Licensee shall not direct or permit any motor vehicles to enter onto the Dock Space at any time. However, service and maintenance vehicles shall be permitted to serve or park at the Dock Space between the hours of 7:00 A.M. and 10:00 A.M. without prior notice to the Licensor and from the close of business until 7:00 A.M. upon the prior notice to and consent from the authority

(viii)	Licensee shall comply with all Coast Guard, federal, state and local laws related to bilge water disposal and the disposal of used oil. The Licensee shall furnish to the Licensor such written evidence of compliance with this requirement as the Licensor may reasonably demand.

(ix)	Licensee shall remove all hoses from pedestrian walkways when such hoses are not in use.

(x)	The Licensor reserves the right to prohibit music and recorded or live entertainment, announcements or narrations and also to determine the level at which music, recorded or live entertainment, announcements or narrations may be conducted, played or amplified on outdoor decks while the Licensed Boat is docked at the Dock Space, and Licensee agrees not disturb the peaceful enjoyment of the residents of Lake Point Towers and others in the local community.

(xi)	Licensee shall have personnel present during the time of passenger embarkation and disembarkation for the purpose of monitoring and assisting such passengers. Licensee will announce at the disembarkation of each and every cruise that passengers must remain quiet and orderly while leaving the Dock Space and particularly while in the neighborhood of Navy Pier, including parking lots directly west of Navy Pier. Licensee agrees to terminate any cruises that become noisy or disruptive and return vessel to dock for disembarkation. Licensee further agrees to refuse to book any cruise group which has proven to be noisy or disruptive in the past.

(xii)	No guests may be allowed to remain in the vessel docking area after disembarkation after scheduled Navy Pier hours.

(xiii)	The Licensor in its reasonable discretion may require Licensee to provide at Licensee’s expense a state-licensed security firm to provide a minimum of one uniformed security officer to regulate guest disembarkation. In lieu of utilizing a state licensed security firm, Licensee may utilize off-duty City of Chicago police officers. In either case, Licensee shall utilize the security officers for security services alone and shall not require or permit them to serve in other roles while on duty for security, such as bartending, serving patrons, or performing ship crew duties.

(xiv)	Licensee shall not permit the general public to have access to the Dock Space, except for the embarkation and debarkation of passengers.

(xv)	Except for the two month period between April 15 and June 15 of each year, Navy Pier requires that all boats must be docked and all passengers disembarked by 3:00 A.M.

(xvi)	If applicable, Licensee shall also be required to pay a pro-rated share of the cost for additional security and buses when, in the opinion of the Navy Pier Security Department, buses are necessary for the safety and security of Navy Pier and surrounding areas. The Licensor shall provide Licensee in advance with an estimate of the costs to be incurred.

EXHIBIT C

PERSONAL PROPERTY AUTHORIZED

Licensee is authorized to operate the following items of personal property listed here and only these items in or upon the Dock Space and to make improvements upon them as approved by the Navy Pier Inc.:

1)	boarding ramp

3)	electrical transformer

The property allowed on Navy Pier is subject to change based upon the implementation of the Pierscape design. All changes related to the Pierscape design will need the approval of Navy Pier Inc.

EXHIBIT D

DISCLOSURE OF OWNERSHIP INTERESTS AFFIDAVIT

Licensee must provide the following information to the Licensor. Notwithstanding the information contained in this Affidavit, the General Counsel reserves the right to require any additional information which is reasonably intended to achieve full disclosure of ownership interests from the Licensee:

1.	Full Name of Business Entity:

Windy of Chicago Limited

2.	Complete Address of Business Entity:

Physical: Navy Pier, 600 East Grand Avenue, #40, Chicago, IL 60611

Mailing: Windy of Chicago Ltd, c/o Amphitrite Digital, 6501 Red Hook Plaza, PMB 201-465 St. Thomas, USVI 00802

3.	Type of Business Entity: (Check One):

[ X ] Corporation; [     ] Limited Liability Corporation [     ] General Partnership; [     ] Limited Partnership; [     ] Not-for-Profit Corporation; [      ] Joint Venture*; [     ] Sole Proprietor; [     ] Other

*Each Joint Venture must submit a completed Disclosure of Ownership Interests.

4.	If a Business Corporation:

a.	State of Incorporation: State of Illinois

b.	Authorized to do business in the State of Illinois? [ X ] Yes [ ] No

c.	Please List Names and Titles of all officers of the Corporation (or attach separate document):

NAME OF OFFICER	TITLE
Scott Stawski	Chairman
Hope Stawski	President
Hope Wearing	Secretary

c.	Please list name of current Directors of the Corporation:

NAMES OF DIRECTORS	ADDRESSES
Scott Stawski	5560 Oak Bend Trail, Prosper, TX 75078
Hope Stawski	5560 Oak Bend Trail, Prosper, TX 75078
Hope Wearing	6001 Red Hook Qtrs, B1-B2, St. Thomas, USVI 00802

d.	If the Corporation has fewer than 100 shareholders, indicate here or attach a list of names and addresses of all shareholders and the percentage interest of each.

Name	Address	Ownership Interest
Amphitrite Digital Inc.	6501 Red Hook Qtrs, 201-465, St. Thomas, USVI 00802	100%

		%
		%
		%
		%

e.	Is the Corporation owned partially/completely by one or more Corporations? YES [ X ] [ ] NO

If “yes,” please submit a Disclosure of Ownership Interests Affidavit for each of those corporations whose percentage of ownership interest is 7 1/2% or greater.

f.	Is the Corporation owned partially/completely by one or more partnerships? YES [ ] [ X ] NO

If “yes,” please submit a Disclosure of Ownership Interests Affidavit for each of those corporations whose percentage of ownership interest is 7 1/2% or greater.

g.	If the Corporation has 100 or more shareholders, indicate here, or attach a list of names and addresses of all shareholders owning shares equal to or in excess of 7 1/2% of the proportionate ownership of the Corporation and indicate the percentage interest of each.

Name	Address	Ownership Interest
%
%
%
%
%
%

Note: Generally, with corporations having 100 or more shareholders where no shareholder owns 7 1/2% of the shares, the requirements of this Item 4 would be satisfied by the Licensee enclosing a copy of the corporation’s latest published annual report and/or Form 10-K if the information is contained therein.

5.	Limited Liability Corporations:

Assumed Limited Liability Name (if different than Name of Business Entity Listed Above)

Authorized to do business in the State of Illinois? [     ] YES     [     ] NO

If the Limited Liability Company is managed by a Manager or Managers, Please state the name and address of such Manager(s):

Please List or Attach Separate Page Stating Names and Addresses of all Members:

NAMES OF MEMBERS	ADDRESSES

6.	Partnerships/Joint Ventures

a.	If the Contracting Person is a Partnership or Joint Venture, state whether it is a General Partnership, a Limited Partnership of a Joint Venture and indicate the name of each General Partner or joint venture and the percentage of interest of each in the partnership or joint venture and the Addresses of the parties listed

[    ] GENERAL PARTNERSHIP [    ] LIMITED PARTNERSHIP [    ] JOINT VENTURE

Assumed Name (if different than Name of Business Entity Listed Above)

NAME OF GENERAL PARTNERS/JOINT VENTURERS	PERCENTAGE INTEREST	ADDRESSES

b.	If any of the General Partners or joint venturers is a corporation or another partnership holding an interest of 7 1/2% or greater in the Business Entity, then you must submit a Disclosure of Ownership Interests Affidavit for each such corporation or partnership.

7.	Sole Proprietorships

a.	Is the Contracting Party acting in any representative capacity on behalf of any beneficiary? YES [ ] [ ] NO

If “yes,” complete items b, and c of this item 6.

b.	If the Sole Proprietorship is held by an agent(s) or a nominee(s), indicate the principal(s) for whom the agent or nominee hold such interest:

Name(s) of Principal(s) (Print or Type)

c.	If the interest of the Sole Proprietor is constructively controlled by another person or legal entity, state the name and address of such person or entity possessing such control and the relationship under which such control is being or may be exercised:

8.	Land Trusts, Business Trusts, Estates & Other Entities

If the Contracting Party is a land trust, business trust, estate or the similar commercial or legal entity, identify any representative, person or entity holding legal title as well as each beneficiary in whose behalf title is held, including the name, address, and percentage of interest of each beneficiary. (Attach a list if necessary.)

9.	Not-For-Profit Corporations

a.	State of Incorporation: _____________________________________

b.	Authorized to do business in the State of Illinois: YES [ ] [ ] NO

c.	Names of all Officers and Directors of Corporation (List Names and Titles or Attach List):

NAME OF OFFICERS	TITLE

NAMES OF DIRECTORS	ADDRESSES

OTHER TYPES OF BUSINESS ENTITIES:

Please state type of other business entity and provide necessary information concerning name, address, ownership interest and principals of any such entity. (Attach additional sheets if necessary)

STATE OF: _____________________________)

) ss.:

COUNTY OF: ___________________________)

The undersigned, having been duly sworn, states that (he) or (she) is authorized to make this Affidavit on behalf of the person or business entity whose ownership interests are disclosed, that the information disclosed in this Affidavit and any accompanying attachments, is true and correct to the best of (his) or (her) knowledge, and that the Affiant has withheld no disclosure as to economic interest in the undertaking for which this Affidavit is made, nor reserved any information, date or plan as to the intended use or purpose for which it seeks action by Navy Pier, Inc..

IN WITNESS WHEREOF, the undersigned has executed this Affidavit on behalf of the Proposer set forth above as of this ____ day of ______________, 200__.

By:
(Signature)

(Please Print Name and Title)

Subscribed and Sworn to Before Me This

____ day of __________________, 200__.

By:
(Notary Public Signature)

My Commission Expires: ______________________

(SEAL)